EXHIBIT 99.1

Sontra Medical Receives FDA Clearance for SonoPrep® Skin Permeation Device

and Procedure Tray For Use with Topical Lidocaine

September Market Launch Planned for Rapid Skin Anesthesia Product

Sontra to Host Conference Call on Thursday August 19th at 11 a.m. ET

Franklin, MA – August 18, 2004— Sontra Medical Corporation (Nasdaq SC: SONT) announced today that it has received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA) to market the SonoPrep ultrasonic skin permeation device and procedure tray for use with topical lidocaine. Sontra received its first 510(k) marketing clearance for SonoPrep for use in electrophysiology applications in February 2004.

The FDA 510(k) submission was supported by clinical data from three studies covering 500 patients that demonstrated rapid skin anesthesia with 4% lidocaine was achieved within five minutes following a skin pre-treatment with SonoPrep. SonoPrep skin permeation technology improves the clinical utility of topical lidocaine compared to existing products that require up to a 60-minute wait before effective skin anesthesia is achieved. The SonoPrep device applies low frequency ultrasound to a patient’s skin for approximately 15 seconds to create imperceptible, reversible micro-channels through the stratum corneum (outermost layer of the skin) making the skin permeable so that the onset of action for transdermal drugs is accelerated. The SonoPrep device and the procedure tray for use with topical lidocaine address the $100 million topical lidocaine market.

“We are very pleased to receive FDA clearance to market our SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid skin anesthesia,” stated Thomas W. Davison, PhD, Sontra’s President and Chief Executive Officer. “Because of the lengthy waiting time associated with existing products, topical lidocaine is not frequently administered to provide pain relief prior to insertion of needles and intravenous catheters. Based on our market research, we expect physicians and nurses will be interested in using our product to help patients avoid painful interventions, particularly chronically ill children and adults who must endure repeated needle sticks and IV therapy. We expect to commence the product launch through independent distributors in September 2004.”

Mr. Davison concluded, “This marks a significant milestone for Sontra that will enable the company to initiate product sales in 2004. In addition, we believe FDA clearance to market the SonoPrep for rapid skin anesthesia will enhance our ability to increase visibility for the SonoPrep device as we begin to penetrate our core markets, transdermal drug delivery and non-invasive diagnostic products, over the long term. A major component of our business strategy is to commercialize our SonoPrep skin permeation technology across a broad spectrum of applications in the transdermal delivery of pain drugs, vaccines, and protein biopharmaceuticals, in addition to continuous non invasive glucose monitoring.”

Conference Call Information

Sontra will host a live conference call and listen-only Webcast on Thursday, August 19, 2004 at 11 a.m. ET to discuss the pending SonoPrep market launch, a product pipeline update and its second quarter 2004 financial results.

To participate in the conference call, please dial: 1-973-409-9259.

A listen-only Webcast of the conference call will be available at www.viavid.net/detailpage.aspx?sid=00001E03

In addition, a replay of the live Webcast will be available at www.sontra.com

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is a leading developer of transdermal drug delivery and diagnostic products that combine Sontra’s SonoPrep ultrasound-mediated skin permeation technology with synergistic biosensor and transdermal drug delivery technologies. Sontra is marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia. Products under development include: a continuous non-invasive glucose monitor developed in collaboration with Bayer Diagnostics and the use of SonoPrep for the transdermal delivery of vaccines, pain drugs and large protein biopharmaceuticals.

©2004 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected timing of the commercial availability of the SonoPrep device and procedure tray, the expected benefits and market opportunities of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and procedure tray, and Sontra’s business and marketing strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: adverse results in product development, clinical trials and commercialization efforts; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; difficulties or delays associated with sources of topical lidocaine; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners to develop and commercialize products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

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